UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2018

Fiserv, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	0-14948	39-1506125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Fiserv Drive, Brookfield, Wisconsin 53045

(Address of principal executive offices, including zip code)

(262) 879-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 19, 2018, Fiserv, Inc. (the “Company”) entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company and the financial institutions party thereto. The Credit Agreement amended and restated the Company’s existing $2.0 billion revolving credit agreement dated as of April 30, 2015 (the “Existing Credit Agreement”).

The Credit Agreement provides for a senior unsecured revolving credit facility that matures on September 19, 2023. The initial maximum aggregate amount of availability under the revolving credit facility is $2.0 billion, of which $1.12 billion was drawn as of September 19, 2018. The Credit Agreement otherwise has substantially the same terms and conditions as the Existing Credit Agreement, including as set forth below.

The Company may borrow, repay and re-borrow amounts under the Credit Agreement from time to time until the maturity of the revolving credit facility. Voluntary prepayments and commitment reductions under the Credit Agreement are permitted at any time generally without fee.

Borrowings under the Credit Agreement bear interest at variable rates, including based on LIBOR or on a base rate, in each case, plus a specified margin based upon the Company’s long-term debt rating in effect from time to time. The Credit Agreement also requires the Company to pay a facility fee based on the aggregate commitments in effect under the Credit Agreement from time to time, whether used or unused, and fees based on the amount available to be drawn under letters of credit issued under the Credit Agreement from time to time, in each case in amounts that fluctuate based upon the Company’s long-term debt rating in effect from time to time.

The Credit Agreement contains various restrictions and covenants that require the Company, among other things, to (1) limit its consolidated indebtedness as of the end of each fiscal quarter to no more than three and one-half times the Company’s consolidated net earnings before interest, taxes, depreciation, amortization, non-cash charges and expenses and certain other adjustments (“EBITDA”) during the period of four fiscal quarters then ended, subject to certain exceptions, and (2) maintain EBITDA of at least three times its consolidated interest expense as of the end of each fiscal quarter for the period of four fiscal quarters then ended.

The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the administrative agent may terminate the lenders’ commitments and declare any outstanding obligations under the Credit Agreement to be immediately due and payable. In addition, if the Company or any of its material subsidiaries becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then the lenders’ commitments will automatically terminate and any outstanding obligations under the Credit Agreement will automatically become immediately due and payable.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is being filed herewith:

Exhibit Index to Current Report on Form 8-K

Exhibit Number	Description

(4.1)	Third Amended and Restated Credit Agreement, dated as of September 19, 2018, among Fiserv, Inc. and the financial institutions party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISERV, INC.

Date: September 20, 2018	By:	/s/ Robert W. Hau
Robert W. Hau
Chief Financial Officer and Treasurer

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